Certain identified information in this document has been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. Such redacted information is indicated by [***]. Such redacted information has been excluded from this document because it is both not material and is the type that Azul S.A. treats as private or confidential.
This document is an English language translation of the original Portuguese language document.

AGREEMENT FOR THE SUPPLY OF PETROLEUM-DERIVED AVIATION PRODUCTS

I – SUPPLIER:
Corporate name: RAÍZEN S.A.
Headquarters: Avenida Almirante Barroso, No. 81, 36th floor, Room 32B109, Centro, Rio de Janeiro, RJ,
ZIP Code 20031-004
CNPJ/MF No.: 33.453.598/0001-23
II – BUYER:
Corporate Name: AZUL LINHAS AÉREAS BRASILEIRAS S.A.
Head Office: Avenida Dr. Marcos Penteado de Ulhôa Rodrigues, 939, 9th Floor, Condominium Castelo
Branco Office Park, Jatobá Tower, Tamboré, Barueri – SP, ZIP Code 06460-040
CNPJ/MF No. 09.296.295/0001-60; and
Corporate Name: AZUL CONECTA LTDA.
Head Office: Avenida Emilio Antonon, 901, Bairro Chácara Aeroporto, Jundiaí-SP, ZIP Code 13212-010
CNPJ under No. 04.263.318/0001-16
Being SUPPLIER and BUYER jointly referred to as the “Parties”, and individually, a “Party”.
III – TERM OF EFFECTIVENESS: [***], considering the start of the effectiveness as of [***] and ending on [***].
Considering that:
a) the SUPPLIER is a company qualified and authorized by the National Agency of Petroleum, Natural Gas and Biofuels – ANP to market petroleum-derived products throughout the Brazilian territory;
b) the BUYER wishes to purchase products supplied by the SUPPLIER, due to their quality and safety;
The Parties, due to mutual interests and in observance of the principle of good faith, decide to enter into this AGREEMENT FOR THE SUPPLY OF PETROLEUM-DERIVED PRODUCTS FOR AVIATION (the “Agreement”), under the following clauses and conditions:
CLAUSE ONE – OBJECT
1.1The SUPPLIER undertakes to supply, successively and periodically, to the BUYER, and the latter to acquire from the SUPPLIER, throughout the entire term of this Agreement, the volumes of the product Aviation Kerosene - JET A (“Product”) necessary to supply its aircraft in operation at the Locations, as indicated in Annex I and Annex II, which, duly initialed by the Parties, are part of this instrument.
1.1.1The BUYER agrees that it is its contractual obligation (i) to acquire the entirety of the Global Minimum Volume, stipulated in Annex I, by the end of the term of this Agreement, in the period between [***] and [***], as well as (ii)[***].

1.1.2If the BUYER does not acquire the entirety of the Global Minimum Volume by the end of the term of this Agreement, the Agreement may be extended for a period equivalent to [***] of the term mentioned in item 2.1, by express agreement between the Parties and aiming at the full performance of the Agreement.
1.1.3If the BUYER does not acquire, by the end of the contractual term, considering any extension, the entirety of the Global Minimum Volume, [***], as well as the [***].
1.2Either Party may, at any time and without any burden, cease operations in any of the Locations listed in Annex I, provided that it notifies the other Party at least [***] days. In such event, the Parties shall remain obligated to perform this Agreement with respect to operations in the other Locations, while also safeguarding the obligations already assumed by either Party in the Location(s) where the definitive interruption of operations occurs.
1.2.1If the definitive interruption of operations at a given Location occurs by decision of the BUYER, the obligation to purchase the Global Minimum Volume, set forth in Annex I, shall be maintained. The definition of the Locations that will absorb the Total Estimated Volume of the Location eventually excluded must be previously agreed between the Parties, especially considering the value of the [***] and the service capacity of the SUPPLIER.
1.2.2In turn, if the definitive interruption of operations at a given Location occurs by decision of the SUPPLIER, the Total Estimated Volume for the Location in question will be automatically excluded from this Agreement, proportionally to what has actually been consumed (pro rata).
1.3In the event of a proven temporary impossibility on the part of the SUPPLIER, to supply its Product in any of the Locations listed in Annex I, for as long as such situation persists, the BUYER may purchase Product from another distributor, so as to maintain the normality of its operations or their regularity, without breach or violation of the duties assumed in this Agreement. The following shall be considered reasons for temporary impossibility: (i) sectoral or general strikes, (ii) stoppages of any nature arising from fortuitous event or force majeure, (iii) natural disasters, or (iv) acts of an administrative, tax, or judicial nature that prevent the SUPPLIER from supplying the Product within the schedule and conditions established between the Parties, without any reimbursement by the SUPPLIER.
1.3.1Specifically in situations caused by the exclusive fault of the SUPPLIER and that are not included in the hypotheses mentioned in item 1.3, the BUYER may purchase Product from another distributor, so as to maintain the normality of its operations or their regularity, without breach or violation of the duties assumed in this Agreement, in which cases the SUPPLIER undertakes to bear [***], limited to [***], for a maximum and non-extendable period of [***]. After this period, if there is no reestablishment by the SUPPLIER of the operation at the Location in question, the Parties agree that the BUYER may be released from the obligation to purchase the Total Estimated Volume of such Location, proportionally to what has actually been consumed (pro rata), upon agreement between the Parties and being free to seek another supplier at this Location.
1.3.1.1An eventual strike by employees of the SUPPLIER previously scheduled and known by the SUPPLIER, which may impair the execution of the object of this Agreement, shall not be considered a fortuitous event.
1.3.2The Parties establish that, if the SUPPLIER notifies the BUYER about the aforementioned temporary impossibility of supply, provided that such temporary impossibility did not arise from any fact or act of exclusive responsibility of the SUPPLIER (for example, but not limited to, product contamination outside the logistics chain under the responsibility of the SUPPLIER), with a minimum advance of [***] in relation to the scheduled time for the supplies in question, so as to enable the BUYER to duly replan its activities, the SUPPLIER shall be exempt from the reimbursements/penalties provided for in this Clause. If the operation of the SUPPLIER is not reestablished within [***] at the Location in question, the Parties agree that the BUYER may be exempt from purchasing the Total Estimated Volume for such Location, proportionally to what was actually consumed (pro rata), by agreement between the Parties and being free to seek another supplier at this Location.
1.4Considering that the supplies carried out by the BUYER are regulated by the National Civil Aviation Agency and the BUYER must use its best efforts to strictly follow its departure schedules, the SUPPLIER must use its best efforts to observe and strictly comply with the fueling schedules of the BUYER’s flights. In this regard, the SUPPLIER must take responsibility for delays in departure times due to fueling failures, undertaking to reimburse the BUYER for the amount of direct expenses/damages in the manner set forth in item 1.4.1 below, if the reason for these delays is proven to be attributable to the direct and exclusive actions of the SUPPLIER, with express exceptions for acts of God or force majeure, for which the SUPPLIER shall not be held liable. Likewise, the SUPPLIER shall not be held liable if the BUYER fails to inform, with reasonable minimum advance notice for the reorganization of supplies by the SUPPLIER, any type of change or delay in the flights usually scheduled.
1.4.1The SUPPLIER shall reimburse the BUYER for the direct damages it may suffer that arise from flight delays longer than [***] or flight cancellations, under the terms of ANAC Resolution 400, subject to a limit of [***] per occurrence. The BUYER hereby acknowledges that there is no liability on the part of the SUPPLIER for any indirect damages and lost profits that may be experienced by the BUYER as a result of the said delays.
1.4.1.1After [***] of effectiveness of this Agreement, the amounts corresponding to the fine in subitem 1.4.1 shall undergo [***] monetary adjustment, calculated in accordance with [***]. At any time, by express agreement between the Parties, the amount of the above fine may be changed.
1.4.2Any occurrence of an alleged delay in supplies must necessarily be communicated by the BUYER to the SUPPLIER within a non-extendable period of [***], consecutive days, counted from the date of the event, by email sent to the commercial contact(s) of the SUPPLIER that serves the BUYER, under penalty of the SUPPLIER being released from the reimbursement provided for in subitem 1.4.1 above.
1.5Considering that it is essential for the proper planning of Product stock at each Location by the SUPPLIER, the BUYER will make its best efforts to inform the forecast of the air network at each Location, [***] days in advance for regular flights and [***] days for charters. The SUPPLIER shall be exempt from paying the reimbursements or penalties provided for in items 1.3 (and subitems) and 1.4 (and subitems) above, if the BUYER does not send the consumption forecast within the advance period provided for in this clause or if the difference in the [***] volume consumed is above [***] of the average volume consumed in the [***] at each Location.
1.6The Parties agree that in the situations in which the provision of subitem 1.3.1. above applies, that is, when the momentary impossibility of supply leads to the purchase of Product by the BUYER from third parties, with the respective reimbursements provided therein, there will be no charge for flight delay as established in item 1.4 (and subitems).
1.7For the purposes of paying the reimbursements and/or penalties provided for in items 1.3 (and subitems) and 1.4 (and subitems), the BUYER authorizes the automatic deduction by the SUPPLIER from the invoices issued and due, within up to [***] days after proof of the triggering event of such occurrences.
CLAUSE TWO – TERM OF VALIDITY
2.1    The term of validity is that indicated in item III of the preamble of this instrument, and may only be extended through the execution of the corresponding amendment between the Parties.
CLAUSE THREE – SUPPLY
3.1    The Product will be delivered by SUPPLIER or by its representatives, to the BUYER, in accordance with the orders and in the quantities requested by the latter.
3.2    The Product must meet the current technical specifications established by the competent authorities, observing the quality of service and promptness of service characteristic of the SUPPLIER. The SUPPLIER must respond to quality audits conducted by the BUYER, or by a company designated by it, limited to the scope of this Agreement and to the Locations where the supply provided for in this Agreement is carried out, within a period of up to [***] business days, as well as comply with the items of the IATA Operational Safety Audit (IOSA) checklist, which will be based on Annex III of this Agreement, and may be amended at any time provided that such amendments result from changes in the rules and resolutions applicable to this Agreement.
3.3    The quantity of Product supplied by the SUPPLIER to the BUYER will be measured at the time of refueling, by means of appropriate equipment, for billing purposes.
3.4    The SUPPLIER, responding to the request of the representative(s) of the BUYER, will carry out the refueling of the indicated aircraft, with the said aircraft refueling operation to be accompanied by the BUYER through its representative(s), observing the minimum safety distance regularly required. Once refueling is completed, the SUPPLIER will issue an internal document called “Refueling Note”, in which the volume supplied and other information and identifications related to the operation will be stated, which document, signed by the representative of the BUYER, will characterize the receipt of delivery of the Product for all legal intents and purposes.
3.5    The supply now contracted will be subject to the legislation in force and subject to changes that may be introduced or imposed by the governmental bodies responsible for the national supply of petroleum derivatives.
CLAUSE FOUR – PRICE AND PAYMENT
4.1    Payments for the Product purchased by the BUYER must be made on their respective due dates, in the amounts set forth in the billing document issued by the SUPPLIER, by means of a deposit into a bank account to be informed to the BUYER.
4.2    It is hereby agreed that all invoices issued by the SUPPLIER for the supply of the Product will be subject to [***] billing through which all amounts owed by the BUYER, in that period, by virtue of the purchase of Product from the SUPPLIER, in accordance with the volumes requested by the BUYER, with a term of [***] days for the effective payment.
4.3    The prices of the Product will be those practiced by SUPPLIER on the day of the respective supply, which will be informed to the PURCHASER [***], in accordance with the provisions of this Agreement. In this sense, the formula for determining the final prices in the manner indicated below is a reference based on the total cost of supplying the Product in effect on the date on which the Parties stipulated the commercial conditions applicable to this Agreement, and may be changed (prices increased, reduced, added or subtracted) as a result of variations inherent to the aviation fuel market, such as changes in the prices of fuel products determined by the sources supplying aviation fuels, in taxes, in logistics costs and/or in any factors composing prices.
Pricing Formula:
[***]
4.3.1    [***].
4.3.2    [***].
4.3.3    [***].
4.3.4    [***].
4.3.5    [***].
4.4    Regardless of the right of the SUPPLIER to consider this Agreement terminated, pursuant to subitem 15.1.1, in the event of delay or non-payment of any debt by the BUYER, from the original due date of the invoice, interest of [***], in addition to a late payment fine of [***].
4.5    The Parties agree that, should the BUYER choose to, eventually, make the early payment of the amounts owed to the SUPPLIER, it may make the deposit of such amounts into a bank account to be indicated by the SUPPLIER, at any time, provided that it communicates such fact at least [***] in advance and there is acceptance by the SUPPLIER. In this case, the SUPPLIER will grant a credit note to the BUYER, the amount of which will be obtained by means of [***].

4.6    SUPPLIER may make available the electronic sending of invoices and the “txt” file, on the first business day following the closing of the period to the BUYER, providing greater agility in the billing and payment procedure. The Parties may also adopt another billing method that they deem convenient for both, with the incidence, pro rata, of financial charges on any payment term requested by the BUYER and granted by the SUPPLIER.
4.6.1    In cases where the SUPPLIER does not send the aforementioned electronic means, the Parties may agree on a new payment term.
4.7    The BUYER undertakes not to make deposits into any checking account of the SUPPLIER without an issued invoice.
4.8    Any price or payment term conditions provided by the SUPPLIER to the BUYER different from those established in this Agreement shall be understood as mere liberality and may, therefore, at any time, be suspended or discontinued, at the sole discretion of the SUPPLIER.
4.9    In the event of the occurrence of the cases indicated below, the SUPPLIER may suspend or [***], including those established in this Agreement, and must, however, subsequently notify the BUYER, [***]:
(i)    in case of default in the payment of the Product supplied by SUPPLIER to BUYER [***] business days; or
(ii)    [***]
CLAUSE FIVE – TAX MATTERS
5.1    All taxes (duties, fees, fiscal or parafiscal contributions and any emoluments) arising directly or indirectly from this Agreement or its performance shall be the exclusive responsibility of the party obliged to pay them, as defined by tax legislation, without the right to any reimbursement by the other Party, whatever the title, except as provided in this Agreement and in the Tax Agreements contained in Annex V.
5.2    BUYER communicates and presents the obtaining of the Special ICMS Regime, duly approved by the State Finance Department and within the term of validity, the BUYER must observe the conditions set forth in the “Term of Responsibility” executed by the BUYER before the SUPPLIER and in the Clauses below.
5.3    Whenever the BUYER communicates and presents the obtaining of the Special ICMS Regime, duly approved by the State Finance Department, the SUPPLIER will make every effort so that the parameterization of its system is carried out within [***] business days, counted from the formal communication by the BUYER, according to the start of its effectiveness and under the terms of the special regime and/or legislation, recommending the temporary interruption of billing to prevent issuances with outdated parameters. If the benefit has been obtained and the billing is not contemplating the benefit, the SUPPLIER must follow the procedures provided for in the current tax legislation to reimburse the BUYER for the amount overtaxed.
5.3.1    Whenever necessary, the SUPPLIER must present the list of Invoices within [***] business days from the communication by the BUYER of the alleged discrepancy.
5.3.2    After the systemic parameterization established by this Clause, the SUPPLIER must inform the BUYER of the price changes before the invoicing of the Invoices. In the event of disagreement by the BUYER regarding the calculation presented with respect to the BUYER’s special regime BUYER must make a formal inquiry to the tax authorities in order to clarify the methodology and, above all, the start of the effectiveness of the new calculation. If a discrepancy is found, the SUPPLIER must follow the procedures provided for in the tax legislation. In the case of an issue that does not concern the BUYER’s special regime, the formal inquiry to the tax authorities must be made directly by the SUPPLIER.

5.3.3    The BUYER is responsible as the sole debtor in the event that the SUPPLIER suffers assessments in tax procedures and collections through judicial or administrative proceedings or procedures directly related to the said Special Regime and caused solely and exclusively by the BUYER, which result in a financial burden of any nature to the SUPPLIER. In this sense, the BUYER undertakes before the SUPPLIER, through this Agreement, to reimburse it for any financial losses resulting from information that may not correspond to reality, which includes fines, late payment interest, monetary adjustment, expenses with administrative and/or judicial defense, court costs and fees, extrajudicial notifications, as well as to secure the debt by any means permitted by Law. For this reimbursement to occur, the SUPPLIER must inform the legal department of the BUYER, through the e-mail [***], the receipt of any and all summons, notification or subpoena related to inspections, inquiries, assessments or tax executions within [***] business days of its receipt. Likewise, any defense, appeal or counter-arguments to appeals by the SUPPLIER related to the provisions of this Clause must be sent for approval by the BUYER at least [***] business days before the final deadline.
5.3.4    Commits to BUYER, also, to immediately inform the SUPPLIER about any possible revocation of the referred Special Regime, under penalty of bearing the pertinent sanctions provided for in this instrument and/or in law.
CLAUSE SIXTH – OBLIGATIONS OF THE SUPPLIER
6.1    The obligations of the SUPPLIER are:
a)    Provide the Product necessary [***], respecting the Global Minimum Volume, by the BUYER, at the Locations defined in Annex I and Annex II, respecting the provision of item 1.5, at times compatible with the operation of its flights in Brazil and, abroad, in accordance with local regulations, as well as all other non-regular flights, charters, training, repositioning flights of the BUYER that require fuel supply, at the Locations listed in Annex I and Annex II, provided that they are previously informed by the BUYER to the SUPPLIER, with reasonable advance notice for the scheduling by the SUPPLIER.
b)    Maintain quality of service and promptness of assistance according to the standards agreed for operations of this nature, making all possible efforts and resources available for the proper progress/execution of the object of this Agreement.
c)    Safeguard and protect the confidential information to which it has access, as well as the assets and property delivered by the PURCHASER for the performance of the object of this Agreement.
d)    Provide personnel and material qualified for the performance of the object of this Agreement.
e)    Strictly follow the refueling of the aircraft of the PURCHASER on the days and at the times of its flights.
f)    Communicate with reasonable advance notice any changes necessary for the refueling of the aircraft required by the PURCHASER.
g)    Maintain the quality of the Product supplied within the technical specifications, free of water or other contaminants, and keep available the reports of the periodic tests necessary to prove such quality. The PURCHASER may request the SUPPLIER, at any time, the results of the quality evaluations carried out on the fuel used in refueling the aircraft of the PURCHASER. The SUPPLIER must send the documentation requested to the PURCHASER within [***] hours after the request, except in the case of a critical situation that compromises flight safety, in which case the deadline for submitting the documentation will be [***] hours.

h)    Comply with and ensure compliance, by itself, its employees and agents, with all legal determinations and regulations related to its activities as a distributor of petroleum derivatives.
i)    Keep the BUYER informed about the reasons for any delays occurring in refueling operations, defining the necessary improvements for monitoring and optimizing operational performance, bearing the sanctions provided for in subitem 1.4.1 above, if applicable.
j)    Standardize the exchange of information about airports using the IATA code in delay reports, price tables and other reports as agreed between the Parties.
k)    Maintain all legally required insurance in force for the execution of this Agreement.
l)    Be responsible for any damage caused by its employees or equipment to the BUYER's aircraft, if the exclusive fault of the SUPPLIER.
CLAUSE SEVEN – OBLIGATIONS OF THE BUYER
7.1    The obligations of the BUYER:
a)    Purchase from the SUPPLIER, during the term of the agreement, the entirety of the Global Minimum Volume, [***], as stipulated in Annex I and Annex II.
b)    Make the payments of the amounts corresponding to the supplies made by the SUPPLIER, according to what is stipulated in this Agreement.
c)    Comply with and cause compliance with all Laws and Regulations and standards in force, related to the performance of its activities, being responsible for the payment of any amounts disbursed by the SUPPLIER or for any loss that it may suffer as a result, directly or indirectly, of the non-fulfillment of this obligation.
d)    Maintain and preserve in perfect condition, operation, cleanliness and presentation all materials, elements and items that make up the brand of the SUPPLIER, while the supply lasts, including preserving the environment.
e)    Safeguard and protect the confidential information to which it has access, as well as the assets and any goods delivered by the SUPPLIER for the execution of the object of this Agreement.
f)    Comply with and ensure compliance by itself, its employees and agents, with all legal determinations and regulations related to its activities.
g)    Communicate with reasonable advance notice any changes necessary for the refueling of the aircraft.
EIGHTH CLAUSE – EXTRAORDINARY REFUELING PROCEDURES
8.1    If the BUYER requests that the SUPPLIER carry out the refueling through a procedure different from that regularly used for refueling the BUYER’s aircraft, the SUPPLIER may recover from the BUYER any and all additional costs that it may incur to meet such requests, provided that it is previously agreed between the Parties, it being certain that the service will be subject to operational feasibility and full compliance with the regulations in force. For the purposes of this Clause, refueling by gauge is not considered a procedure different from that regularly used.
NINTH CLAUSE – FUEL PANEL OPERATIONS

9.1    The BUYER and its agents shall be responsible for operating all the valves, switches and fuel quantity indicators on their aircraft, but if the SUPPLIER is requested to do so, in whole or in part, and has the technical and operational conditions to meet such request, the BUYER hereby undertakes to keep the SUPPLIER free and harmless from any claim, judicial or administrative demands, losses and damages and any type of indemnity that may be claimed as a result of problems caused by the incorrect operation of such equipment, except in the event that the SUPPLIER or its agents acted with proven willful misconduct or fault.
9.1.1    The SUPPLIER may only assign employees to carry out fuel panel operations who have been duly trained and qualified by the BUYER for such activity.
TENTH CLAUSE – FUELING IN THE PRESENCE OF PASSENGERS
10.1    In Locations where airport authorities allow refueling or defueling of aircraft with passengers on board, or during the boarding/disembarking of passengers, the SUPPLIER will carry out such refueling, it being hereby acknowledged by the PURCHASER that:
a)    the PURCHASER and its representatives or agents are aware of and comply with the provisions contained in the internal regulations of the airport authorities related to operations in the Locations where it is permitted;
b)    the PURCHASER will provide its representatives or agents with all necessary instructions regarding passenger safety during refueling or defueling operations and that such instructions will be strictly observed;
c)    that passengers boarding or disembarking from the aircraft will be guided safely along a route away from the location of the operations, under the supervision of a duly qualified and competent representative of the PURCHASER .
ELEVENTH CLAUSE – DEFUELING PROCEDURE
11.1    In any of the Locations listed in Annex I, once it is demonstrated that the defueling service and the storage of the resulting fuel volumes can be carried out in accordance with the operational, control, and quality procedures required by the BUYER and by the airport authorities, such service may be provided by the SUPPLIER to the BUYER without any disbursement by the BUYER, provided that limited to [***]. Any additional defueling will be requested by the BUYER and carried out through specific negotiation between the Parties.
11.2    The SUPPLIER may, at its sole discretion:
a)    store at its own facilities the volume of fuel resulting from the defueling service;
b)    segregate and store the fuel for refueling the same aircraft from which the product was removed or for fueling another aircraft operated by the BUYER;
c)    dispose of the fuel resulting from the defueling and subsequently credit the BUYER with the value of the volume removed from its aircraft, deducting all costs, charges, taxes and/or fees incurred by the SUPPLIER to give the appropriate destination to the said fuel.
11.2.1    Once the de-stand operation has been carried out, the SUPPLIER shall send to the BUYER a document indicating the volume of fuel removed in the de-stand operation and, subsequently, upon return of the product will issue a document with the volume of fuel actually returned.
TWELFTH CLAUSE – SUPPLY IN CASE OF AIRCRAFT HIJACKING

12.1    The SUPPLIER shall not be obliged to refuel or perform de-stand services on any aircraft of the BUYER that is proven or presumably under the control of hijackers, even if the Location in which such aircraft is found is listed in Annexes I and II of this Agreement.
THIRTEENTH CLAUSE – SAFETY AND ENVIRONMENT
13.1    The BUYER and the SUPPLIER are responsible for complying with the laws and regulations pertinent to the protection of the environment and public health, including obtaining and maintaining valid all licenses, authorizations, and studies required for the full development of their activities, and must also adopt the appropriate measures and procedures in order to avert any risk of damage that may be caused by the activities they carry out.
13.2    The BUYER undertakes to comply and to ensure that all determinations and requirements of the SUPPLIER are complied with by its agents and representatives with regard to the safety rules and handling of the Product that is the subject of this Agreement, as well as in relation to the use, conservation, and maintenance of equipment owned by it.
13.3    The BUYER also undertakes to report immediately to the SUPPLIER any defect or specification error found in the Product supplied under this Agreement.
13.4    The BUYER also undertakes to notify the SUPPLIER, by registered letter and the competent government authorities, in accordance with the environmental legislation in force, of any environmental accident involving the Product supplied under this Agreement, immediately after its occurrence. From this communication, the BUYER and SUPPLIER, will jointly take all emergency measures necessary to mitigate the effects of said accident until its causes are clarified.
13.5    The BUYER and the SUPPLIER are responsible for adopting the necessary measures for environmental protection. The Party that causes any damage to the environment through proven action or omission by itself, its employees, agents, or contractors shall be solely responsible before public authorities and representatives and third parties, as well as for any indemnities arising from damages or losses caused, and shall reimburse the other party for all costs that it has borne due to the identified environmental damages.
13.6    Any damages that the innocent Party, third parties, or the environment may suffer as a result of any act or omission by its agents, employees, or subcontractors shall be borne exclusively by the infringing Party, subject to the provisions of this Agreement. In this sense, the infringing Party undertakes, on an irrevocable and irreversible basis, responsibility for any administrative or judicial act for which it has been the sole cause, that may be brought by third parties against the innocent Party, being fully liable for the payment of any judgments and may also be called to join the lawsuit in accordance with the provisions of the Brazilian Code of Civil Procedure.
FOURTEENTH CLAUSE – [***]
FIFTEENTH CLAUSE – TERMINATION, RESOLUTION AND PENALTY
15.1    This Agreement may be terminated by operation of law, at the discretion of the innocent Party, regardless of judicial or extrajudicial notice or demand, with the application to the breaching Party of the penalty provided for in item 15.3 and subitem 15.3.1, upon the occurrence of any of the following events:
15.1.1    Untimeliness by the BUYER in paying the invoice for the purchase of Product to the SUPPLIER, after the period of [***] business days from the maturity of said instrument has elapsed. [***]
15.1.2    The failure by the BUYER to fulfill its obligation to acquire the Global Minimum Volume and the [***], set forth in Annex I and Annex II.
15.1.3    Filing of protests or executions in amounts exceeding the share capital of any of the Parties.

15.1.4    Revocation of any license issued by an official body that is mandatory for the supply of the Product and that impacts the performance of the Agreement by the SUPPLIER.
15.1.5    Assignment or transfer of this instrument without the prior consent of any of the Parties.
15.1.6    In the event of non-compliance by either Party with any applicable anti-corruption laws.
15.2    In the event of noncompliance with any of the clauses or conditions established in this Agreement, the breaching Party shall be notified to remedy the irregularity within a maximum period of [***] days under penalty of being deemed in default, allowing the non-breaching party to terminate this Agreement, without exempting the breaching party from paying the penalty described in item 15.3 to be paid to the non-breaching party.
15.3    The Party that causes the contractual termination, under the terms of items 15.1 and 15.2, shall be subject to the payment of a termination penalty, limited to the amount of [***].
[***].
15.4    Regardless of other penalties applied, the breach of this Agreement by either Party shall subject the breaching Party to full reimbursement of direct damages that are ascertained and duly proven by the non-breaching Party. [***]
15.5    The term of this commercial relationship shall be suspended or shall end, as the case may be, without the application of penalties, in the following circumstances: a) governmental acts that prevent the supply of the Product; and b) filing or declaration of bankruptcy, judicial reorganization, or judicial or extrajudicial liquidation of either Party, except for the return provided for in items14.3 and 14.3.1.
15.6    This Agreement shall have its application suspended, without burden to either Party, as a result of events of force majeure, as well as due to a fortuitous event (such as war, third-party strikes, acts of government), provided they are duly proven, that prevent the SUPPLIER from proceeding with the delivery of the Product and/or the BUYER from temporarily receiving them, respectively, and provided that there is no substitute supplier at the location. If there is, it shall be incumbent upon the SUPPLIER to maintain the supply under the terms of this Agreement.
15.6.1    The Agreement may be lawfully terminated by the Parties if the event or its effects last longer than [***] days counted from the date of its beginning and impact the supply to all Locations listed in Annex I and Annex II, in which case the affected Party undertakes to promptly notify the other Party, in writing, of the reason and date of the suspension of the performance of the Agreement and the reasons that justified the event of force majeure or fortuitous event, providing evidence thereof. In this case, the Agreement may be terminated, [***].
15.6.2    If the event or its effects impact the supply at one or more Locations listed in Annex I and Annex II, without, however, affecting all Locations, this Agreement shall remain in force with respect to the Locations not impacted. In this case, if the event or its effects last more than [***] days counted from the date of its beginning, the Agreement may be terminated only with respect to the affected Location(s), and the refund provided for in items 14.3 and 14.3.1 shall be due, proportionally to the Total Estimated Volume per Location for the Location in question.
SIXTEENTH CLAUSE – LABOR LIABILITY
16.1    Respecting the nature of this Agreement, the professionals hired by the SUPPLIER for the supply of the Product now contracted shall be subject to the rules and orders of the SUPPLIER and shall have an employment relationship only with it, and no employment relationship shall be established between these professionals and the BUYER.

16.2    Any and all cost or expense, whether labor-related or not, involving the professionals hired by the SUPPLIER including, but not limited to, payment of salary, overtime, additional pay, charges related to the National Institute of Social Security or to the Severance Indemnity Fund for Length of Service, expenses and attorneys’ fees related to labor lawsuits and indemnities, shall be the sole and exclusive responsibility of the SUPPLIER. On the other hand, any and all cost or expense, whether labor-related or not, involving the professionals hired by the BUYER including, but not limited to, payment of salary, overtime, additional pay, charges related to the National Institute of Social Security or to the Severance Indemnity Fund for Length of Service, expenses and attorneys’ fees related to labor lawsuits and indemnities, shall be the sole and exclusive responsibility of the BUYER.
16.3    The SUPPLIER undertakes to hold the BUYER harmless from any and all labor liabilities that, under the terms of this Agreement, are not the responsibility of the BUYER, including the civil and labor liabilities mentioned in the Clause above, and undertakes to indemnify the BUYER, for any and all losses that may be borne, suffered or incurred by the BUYER as a result of the attribution of labor liabilities to the BUYER that, under the terms of this Agreement, are attributable to the SUPPLIER. On the other hand, the BUYER undertakes to hold the SUPPLIER harmless from any and all labor liabilities that, under the terms of this Agreement, are not the responsibility of the SUPPLIER, including the civil and labor liabilities mentioned in the clause above, and undertakes to indemnify the SUPPLIER, for any and all losses that may be borne, suffered or incurred by the SUPPLIER as a result of the attribution of labor liabilities to the SUPPLIER that, under the terms of this Agreement, are attributable to the BUYER.
16.4    The SUPPLIER and the BUYER are entirely responsible for their respective employees and agents that are part of their work teams, for all their acts and actions, including for any material damages they may cause to persons, property and the environment, as well as for any labor claims that may be filed.
16.5    The Parties declare their strict observance of the Federal Constitution, which in its article 7, item XXXIII, prohibits the work of minors under 18 (eighteen) years of age in night, dangerous or unhealthy activities and of minors under 16 (sixteen) years of age in any work, except as apprentices from 14 (fourteen) years of age, as well as declare that they are aware that proof of the use of child and adolescent labor in their activities, in disagreement with the legislation cited above, will entitle the other party to terminate this Agreement without the application of any penalty, except for the refund provided for in items 14.3 and 14.3.1.
16.6    The Parties undertake not to use labor under degrading working conditions in all activities related to the performance of this instrument, entitling the other Party to terminate this Agreement without the application of any penalty, except for the refund provided for in items 14.3 and 14.3.1.
SEVENTEENTH CLAUSE – CONFIDENTIALITY
17.1    The SUPPLIER shall maintain absolute confidentiality over the data, materials, information, documents, technical or commercial specifications owned by the PURCHASER and that it may, eventually, become aware of, directly or indirectly, by virtue of this Agreement, and such items may not be disclosed, published, or in any way made available, directly or indirectly, to any person, under penalty of being considered a serious breach and just cause for termination of the Agreement, and shall be directly liable for any losses and damages arising from non-compliance with this Clause, including, without limitation, loss of profits, loss of opportunity, and loss of production.
17.2    In addition to the provisions established above, the SUPPLIER undertakes, for itself and its representatives, not to make any reference to the name “Azul”, for the purposes of its own publicity, as well as not to disclose the terms of the Agreement without the prior and express authorization of the PURCHASER.
17.3    The PURCHASER shall maintain absolute confidentiality over the data, materials, information, documents, technical or commercial specifications owned by the SUPPLIER and that it may, eventually, become aware of, directly or indirectly, by virtue of this Agreement, and such items may not be disclosed, published, or in any way made available, directly or indirectly to any person, under penalty of being considered a serious breach and just cause for termination of the Agreement, and shall be directly liable for any losses and damages arising from non-compliance with this Clause, including, without limitation, loss of profits, loss of opportunity, and loss of production.
17.4    In addition to the provisions established above, the PURCHASER undertakes, for itself and its representatives, not to make any reference to the name “Raízen”, “Shell” or “Cosan”, for the purposes of its own publicity, as well as not to disclose the terms of the Agreement without the prior and express authorization of the SUPPLIER.
17.5    Notwithstanding the provisions in the items above, the following situations shall constitute legitimate grounds for exception to the confidentiality obligation:
a)    the information was demonstrably known prior to the contracting negotiations;
b)    there was prior and express consent from the BUYER or the SUPPLIER regarding the release from the obligation of secrecy and confidentiality;
c)    the information was demonstrably known from another source, in a legal and legitimate manner, independently of this Agreement;
d)    court and/or governmental order for disclosure of the information.
17.6    Any disclosure about any aspect or information of this Agreement is restricted to prior authorization of the Parties, except for the mere information about its existence.
EIGHTEENTH CLAUSE – CONTRACTUAL NOVATION
18.1    This Agreement constitutes the entire agreement between the Parties with respect to the supply of aviation fuels by the SUPPLIER to the PURCHASER and replaces any and all prior agreements, contracts, or commitments entered into between the Parties regarding this subject matter, except for the [***].
18.2    By virtue of the provisions of item 18.1 above, the Parties, by mutual agreement, resolve to:
(i)    terminate the Supply Agreement executed between SUPPLIER and the PURCHASER on [***] (“Azul Supply Agreement”), it being certain that the obligations set forth therein related to the locations served by the SUPPLIER, Raízen Participation and [***]shall be maintained and observed by the Parties in accordance with the provisions of Annex II of this Agreement;
(ii)    terminate the Supply Contract entered into between SUPPLIER and the BUYER on [***] (“Azul Conecta Supply Contract”), it being certain that the obligations provided therein related to the locations served by the SUPPLIER, [***] will be maintained and observed by the Parties in accordance with the provisions of Annex II of this Agreement;
(iii)    terminate the Loan Agreements entered into between the SUPPLIER and the BUYER (“Loans”), on [***], through a specific release instrument to be signed between the Parties; and
(iv)    terminate the Commitment Terms entered into between the SUPPLIER and the BUYER, on [***] (“Commitment Terms”).
18.3    Considering the provisions set forth in this Clause, it is certain and agreed between the Parties that from the initial effective date of this Agreement all conditions related to the supply of Product by the SUPPLIER to the BUYER shall be governed by this Agreement, respecting the specific provisions set forth in Annex I and Annex II.
CLAUSE NINETEEN – GENERAL PROVISIONS

19.1    This Agreement binds the heirs or successors of the Parties in all its terms, clauses and conditions and may not be assigned or transferred by either of the Parties without the prior consent of the other Party.
19.2    Any gratuities not specified herein, granted by one party to the other, including regarding the receipt of payments, shall not be interpreted as novation, amendment or derogation of the conditions set forth in this Agreement, nor as a waiver of the rights or interests of either of the Parties.
19.3    All notices relating to this Agreement must be sent by one of the Parties to the other, in writing, and, unless specifically agreed otherwise, may be made by e-mail, delivered in person or sent to the Party to be notified at the address set out in the preamble of this Agreement.
19.4    If any event occurs that renders any obligation stipulated herein excessively burdensome for either of the Parties, they hereby agree that, by mutual agreement, they will proceed to review the terms of this Agreement in order to seek to adjust it to the new conditions existing in the market.
19.5    The SUPPLIER undertakes to complete the “Form for Identification of Related Parties”, which forms part of this instrument as Annex IV, declares and assumes full responsibility, under the penalties of the law, for the information provided.
19.6    The parties acknowledge that this Agreement may be signed electronically, which, in such case, shall occur through the use of an electronic signature, in accordance with the provisions of Provisional Measure No. 2.200-2/2001/01, in particular § 2 of Article 10, or through the use of a digital signature, and, in either case, it shall be fully valid and accepted by the parties.
TWENTIETH CLAUSE – ANTI-CORRUPTION
20.1    The Parties hereby declare and undertake to observe all laws, rules, regulations, agreements and conventions applicable to this instrument and their activities, in particular the legislation on antitrust and on combating money laundering and corruption, as well as to act with honesty, loyalty, integrity and good faith, avoiding conflicts of interest within the scope of this Instrument.
20.2    Additionally, the Parties declare that they have their own Codes of Conduct and Policies, with provisions aimed at conducting their business in an upright, ethical, and sustainable manner, and include, without limitation, the prohibition of any form of slave, forced or analogous labor, child labor, the preservation of the environment, compliance with occupational health and safety standards, as well as respect for consumers, employees, service providers and the communities established in the places where the parties carry out their activities.
20.3    The Parties warrant to comply, or cause compliance, by themselves, their affiliates or their owners, shareholders, employees or any subcontractors, with the rules applicable to them concerning acts of corruption and harmful acts against the Public Administration, pursuant to Law No. 12,846/13, and shall (i) maintain internal policies and procedures that ensure full compliance with such rules; (ii) give full knowledge of such rules to all their professionals who will interact with the other Party, prior to the start of their activities within the scope of this Agreement; (iii) refrain from committing acts of corruption and from acting in a manner harmful to the public administration, national or foreign, in the interest or for the benefit, exclusive or otherwise, of the Parties; (iv) if they become aware of any act or fact that violates said rules, immediately notify the other Party, which may take all measures it deems necessary.
TWENTY-FIRST CLAUSE – PROTECTION OF PERSONAL DATA
21.1    The Parties declare, by this instrument, that they comply with all Brazilian legislation on privacy and Protection of Personal Data, including the Federal Constitution, the Consumer Defense Code, the Civil Code, the General Law on the Protection of Personal Data (“LGPD” - Law No. 13.709/2018) and other sectoral or general rules.

21.2    The Parties will process the data of an identified or identifiable natural person (“Personal Data”) to which they may eventually have access by reason of this Agreement solely to perform their obligations described herein, respecting the limits and purposes set forth in this Agreement and in compliance with all laws regarding privacy and the protection of Personal Data. The Parties will not process Personal Data in a manner different from that set forth in this Agreement.
TWENTY-SECOND CLAUSE - CHOICE OF FORUM
22.1    The Parties choose the forum of the judicial district of [***] as the sole competent court to resolve all conflicts and divergences arising from this Agreement, with express waiver of any other, however privileged it may be.
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And thus, being fair and agreed, they sign this instrument in 02 (two) counterparts of a single document, in the presence of 2 (two) witnesses, so that it may produce its proper and legal effects.
São Paulo, September 15, 2022.
RAÍZEN S/A

/s/ Jose Antonio Cardoso    /s/ Frederico Barbosa Saliba
Name: Jose Antonio Cardoso    Name: Frederico Barbosa Saliba

AZUL BRAZILIAN AIRLINES S/A

/s/ Joanna Camet Portella
Name: Joanna Camet Portella

AZUL CONECTA LTDA

/s/ Joanna Camet Portella
Name: Joanna Camet Portella

WITNESSES:

/s/ Bruno Porto Barbosa    /s/ Marcia Regina da Silva
Name: Bruno Porto Barbosa    Name: Marcia Regina da Silva
ID: [***]    ID: [***]

ANNEX I - SUPPLY CONDITIONS FROM 12/16/2022

[***]
ANNEX II – CURRENT COMMERCIAL CONDITIONS OF [***] UNTIL [***]

[***]

ANNEX III – IOSA CHECKLIST
[***]

ANNEX IV - FORM FOR IDENTIFICATION OF RELATED PARTIES
[***]

ANNEX V - TAX AGREEMENTS
[***]